Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-187890, 333-184557, and 333-84304) on Form S-3 and registration statements (Nos. 333-182666, 333-178640, 333-159104, 333-139968, 333-134583, and 333-64346) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated March 24, 2016, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/ KPMG LLP
Norfolk, Virginia
March 25, 2016